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                                                                    EXHIBIT 99.8


                                 FIRST AMENDMENT
                                       TO
                    RESOURCE BANCSHARES MORTGAGE GROUP, INC.
                            FORMULA STOCK OPTION PLAN

         THIS FIRST AMENDMENT TO RESOURCE BANCSHARES MORTGAGE GROUP, INC. FORMULA STOCK OPTION PLAN (the "First Amendment") is made as of this 31st day of October, 1997 by RESOURCE BANCSHARES MORTGAGE GROUP, INC. (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Company maintains the Resource Bancshares Mortgage Group, Inc. Formula Stock Option Plan (the "Plan") for the benefit of its directors who are not employees or executive officers of the Company ("Independent Directors"); and

         WHEREAS, in Section 5.2 of the Plan, the Company reserved the right by action of a committee (the "Committee") composed of all members of its Board of Directors except Independent Directors to amend the Plan; and

         WHEREAS, the Committee now desires to amend certain provisions of the Plan;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Company covenants and agrees that, subject to shareholder approval, the Plan is amended as follows, effective as of October 31, 1997.

         1. Subsection 1.3(h) of the Plan is amended by deleting therefrom in its entirety the current Subsection 1.3(h) and substituting in lieu thereof the following:

                  "(h) "Fair Market Value" shall mean, with respect to the Common Stock on any day, the closing sales price of a share of Common Stock for the immediately preceding day or, if the principal market for trading the Common Stock is not open or if no closing sales price of a share of Common Stock is available on that day, the closing sales price of a share of Common Stock for the day most immediately preceding that day for which a closing sales price is available. The market value of an Option granted under the Plan on any day shall be the market value of the underlying Common Stock, determined as aforesaid, less the exercise price of the Option."

         2. Section 3.2 of the Plan is amended to provide that the maximum number of shares that may be issued under the Plan shall not exceed in the aggregate 400,000, as such number of shares may be adjusted after the date of this First Amendment pursuant to Section 4.2 of the Plan.



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         3.       Subsection 4.2(b) of the Plan is amended by deleting therefrom in its entirety the current Subsection 4.2(b) and inserting in lieu thereof the following:

                  "(b) Medium and Time of Payment. Upon the exercise of an Option, the Option exercise price shall be payable in United States dollars, in cash (including check) or (unless the Board otherwise prescribes) in shares of Common Stock owned by the optionee for a period of six months, or in a combination of cash and such Common Stock. If all or any portion of the Option exercise price is paid in Common Stock owned by the optionee, then that stock shall be valued at its Fair Market Value as of the date the Option is exercised. An Option shall be deemed to be exercised on the date that the Company receives full payment of the exercise price for the number of shares for which the Option is being exercised. For the purpose of assisting an optionee to exercise an Option, the Company may, in the discretion of the Board, make recourse loans to the optionee or guarantee recourse loans made by third parties to the optionee, in either case on such terms and conditions as the Board may authorize."

         4. Article V of the Plan is amended by deleting therefrom in its entirety the current Section 5.1 and inserting in lieu thereof the following:

                  "Section 5.1 [Intentionally Deleted]"

         5. The Company reserves the right by action of the Committee to amend further at any time any of the terms and provisions of the Plan as amended hereby. Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.














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